UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2015

GTx, Inc.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50549 (Commission File Number)	62-1715807 (I.R.S. Employer Identification No.)

175 Toyota Plaza 7th Floor Memphis, Tennessee (Address of principal executive offices)	38103 (Zip Code)

Registrant’s telephone number, including area code: (901) 523-9700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 27, 2015, GTx, Inc. (the “Company”) learned that Barrington J.A. Furr, Ph.D., who served as a member of the board of directors (the “Board”) of the Company and as a member of the audit committee of the Board (the “Audit Committee”), passed away. The Audit Committee was comprised of three members before Dr. Furr’s death and as a result of Dr. Furr’s death, the Audit Committee was comprised of only two members. Accordingly, on February 27, 2015, the Company notified the NASDAQ Stock Market LLC (“NASDAQ”) that it was no longer in compliance with NASDAQ Listing Rule 5605(c)(2)(A). NASDAQ Listing Rule 5605(c)(2)(A) requires, among other things, that the Company’s Audit Committee be comprised of at least three members. On March 2, 2015, the Company further notified NASDAQ that it is relying on the cure period specified in NASDAQ Listing Rule 5605(c)(4)(B) and that it expects that an independent member of the Board will be appointed to the Audit Committee within the specified cure period.  On March 4, 2015, the Board appointed Michael G. Carter, a current director of the Company, to fill the vacancy created by Dr. Furr’s passing and to serve as the third independent member of the Audit Committee, effective immediately. As a result of Dr. Carter’s appointment to the Audit Committee, the Company believes it has now regained compliance with the audit committee composition requirements as set forth in NASDAQ Listing Rule 5605(c).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.

Date: March 4, 2015	By:	/s/ Henry P. Doggrell
		Name:	Henry P. Doggrell
		Title:	Vice President, Chief Legal Officer and Secretary